Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Incentive Award Plan, 2023 Employee Stock Purchase Plan, and Amended and Restated 2019 Incentive Award Plan of AEON Biopharma, Inc. (formerly Priveterra Acquisition Corp.) of our report dated March 9, 2023, with respect to the consolidated financial statements of AEON Biopharma, Inc. (Old AEON) as of and for the year ended December 31, 2022 included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst Young LLP

Irvine, CA

April 1, 2024